Exhibit 10.37
Addendum to Employment Agreement for Kent B. Wilson
This addendum, dated November 17, 2021, removes the following language from the Executive Employment agreement entered into on February 11, 2021, by Executive Kent B. Wilson and Chairman of the Board, Charles Winters, Alpine 4 Holdings, Inc.
The language to be removed is as follows, located on page five (5) of the agreement:
By removing this language, the Executive, Kent B. Wilson, CEO/President of Alpine 4 Holdings, Inc. has full authority to enter into any contracts or commitments for and on the behalf of Alpine 4 Holdings, Inc., and all subsidiary companies.
IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 17th day of November 2021 in full agreement of this addendum.

Employer:

/s/ Charles Winters

Alpine 4 Holdings, Inc.

Per: C. Winters, Chairman of the Board

/s/ Kent B. Wilson
Kent B. Wilson